Exhibit 10(i)
RENASANT CORPORATION
EXECUTIVE EMPLOYMENT AGREEMENT
AMENDMENT NO. 3

THIS AMENDMENT NO. 3 (the “Amendment”) is made and entered into by and between E. Robinson McGraw (“Executive”) and Renasant Corporation, a Mississippi corporation (the “Company”), and is intended to amend that certain Executive Employment Agreement by and between Executive and the Company effective as of January 1, 2008, as amended effective April 25, 2017 and as further amended effective August 19, 2019 (as so amended, the “Employment Agreement”).

1.    Effectiveness and Construction. This Amendment shall be effective as of April 27, 2021 (the “Effective Date”). To the extent the terms of this Amendment and the Employment Agreement shall conflict, for periods on or after the Effective Date the terms of this Amendment shall control. In all other respects, the terms of the Employment Agreement are hereby ratified and confirmed and shall remain in full force and effect. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Employment Agreement.

2.    Extension of Employment Term. Executive’s Employment Term under the Employment Agreement shall be extended through and until May 1, 2024; thereafter, such term shall continue from year-to-year and shall be renewed for an additional one-year period as of each anniversary of the Effective Date, unless either party shall give 90 days’ prior written notice to the other that the term of Executive’s employment hereunder shall not be extended, at which time the Employment Agreement shall expire (the “Expiration Date”). Nothing herein shall be construed to prohibit the Company or the Bank, as the case may be, from continuing to employ Executive after the Expiration Date as an “at will” employee or under other terms and conditions separately negotiated between the parties.

3.    Compensation and Benefits. For periods on and after the Effective Date, Executive’s Base Compensation shall be not less than his Base Compensation in effect immediately prior to the Effective Date and, accordingly, shall not be reduced except as provided in Section 2.1 of the Employment Agreement in connection with a reduction in pay uniformly applicable to all officers of the Company. In addition, the Company and Executive agree that, from and after the Effective Date (a) Executive shall be eligible to receive an Incentive Bonus in an amount based on a percentage of Executive’s Base Compensation at least equal to the percentage applicable to his Incentive Bonus for the 2021 calendar year, except for a reduction in such percentage uniformly applicable to all executive officers of the Company, with the Incentive Bonus subject to the same performance measure(s) (with the same relative weights, if applicable) as applicable to the annual cash incentive for other executive officers of the Company, and (b) Executive shall receive, on an annual basis, Long-Term Incentive awards (i) in the form of shares of the Company’s $5.00 par value common stock subject to service-based restrictions and otherwise on terms consistent with prior service-based restricted stock awards made by the Company to Executive and (ii) in an amount (in dollars) having a value not less than the aggregate dollar value of Executive’s Long-Term Incentive awards (that is, both performance-based and service-based awards) awarded in January 2021, except for any reduction in connection with a reduction in value of annual Long-Term Incentive awards uniformly applicable to all officers of the Company. In all other respects, the payment or provision of Executive’s compensation, perquisites and other benefits as described in Section 2 of the Employment Agreement is hereby ratified and confirmed. Executive shall continue to participate in the retirement, health and insurance plans that may be sponsored and maintained by the Bank or the Company for their employees and executives, from time to time, it being agreed that his service under this Amendment shall constitute full-time employment for purposes thereof.

4.    Board of Directors. The Company agrees that, unless otherwise prohibited by applicable law or listing standard, while Executive is an employee of the Company (whether pursuant to the Employment Agreement or otherwise), the Company shall take all appropriate action to cause Executive to be appointed as a member of the Boards of Directors of the Company and the Bank. Without limiting the generality of the foregoing, any age restrictions related to membership on the Boards of Directors of the Company or the Bank shall be waived for Executive. Executive agrees that, if his employment with the Company terminates (regardless of the reason therefor), then he shall tender his resignation from the Board of Directors of each of the Company and the Bank and from the board of directors (or similar governing body) of any other company affiliated with the Company for which Executive serves as a director or officer as of his Termination Date.

5.    Executive’s Covenants. Executive expressly acknowledges and agrees that those covenants set forth in Section 5 of the Employment Agreement shall continue in force and effect in accordance with their terms and, for avoidance of doubt, that his “Termination Date” thereunder shall be the date on which he ceases to be employed by the Company and the Bank, which may be concurrent with the Expiration Date or at a subsequent date thereafter.

THIS AMENDMENT was approved by the Board of Directors of the Company prior to the date hereof, to be effective as provided herein.

RENASANT CORPORATION:             E. ROBINSON MCGRAW:

By: /s/ C. Mitchell Waycaster             /s/ E. Robinson McGraw            C. Mitchell Waycaster, President and Chief
Executive Officer
Date: April 27, 2021                    Date: April 27, 2021
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